Exhibit 99.2



May 29, 2009

To:     All Directors and Executive Officers of Pactiv Corporation

From:   Michele Hallee, Manager, Retirement Plans

Re:     Notice of Blackout Period:  July 1, 2009 - July 7, 2009

This notice is to inform you that you will not be permitted to directly or indirectly purchase, sell or otherwise acquire or transfer shares of the common stock of Pactiv Corporation, or any option or other derivative security granting the right to purchase or sell shares of common stock of Pactiv Corporation, from July 1, 2009, to July 7, 2009.

The reason for this blackout is that we will be merging the Pactiv Stock Match Fund into the Pactiv Stock Fund under the Pactiv 401(k) Plans. To effect that merger we need to temporarily freeze transactions in the Pactiv Stock Match Fund, and under SEC regulations (adopted after Enron) if participants under a 401(k) plan are prohibited from trading under that plan for more than three business days, the directors and executive officers of the Company are similarly prohibited. We have scheduled this merger to occur during the normal blackout period related to second quarter earnings release (which blackout period begins on July 1 and ends one full trading day after we announce second quarter earnings,) so this blackout period should not impact you.

If you have any questions concerning this notice, please contact me at (847) 482-3026.